Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-230357, No. 333‑228748, No. 333‑219108 and No. 333‑212809) and Form S‑8 (No. 333-230356, No. 333‑226044, No. 333‑223696, No. 333‑216698, No. 333‑210267 and No. 333‑205937) of Neos Therapeutics, Inc. of our report dated March 13, 2020, relating to the consolidated financial statements and the financial statement schedule of Neos Therapeutics, Inc. appearing in this Annual Report on Form 10‑K of Neos Therapeutics, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Dallas, Texas

March 13, 2020